AGREEMENT
                                     FOR THE
                            SALE OF CERTAIN ASSETS OF
                        ROTARY POWER INTERNATIONAL, INC.,
                             A DELAWARE CORPORATION
                        TO ROTARY POWER ENTERPRISE, INC.,
                              A NEVADA CORPORATION

                                DATED MAY , 1998


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                                    AGREEMENT

THIS AGREEMENT, dated as of May , 1998, between ROTARY POWER ENTERPRISE, a Nevada Corporation ("Purchaser"), having its principal place of business at __________________________________________________, and ROTARY POWER
INTERNATIONAL, INC., a Delaware Corporation ("RPI"), having its principal place of business at One Passaic Street, Wood-Ridge, NJ 07075. RPI and Purchaser are together referred to in this Agreement as the "Parties".


                               W I T N E S S E T H

            WHEREAS, RPI is engaged in the business of selling engines and related parts and equipment;

            WHEREAS, RPI has certain assets, including but not limited to intellectual property, licenses, contracts, inventory and manufacturing capability in the field of natural gas and propane fueled engines, which assets are part of RPI's natural gas engine business;

            WHEREAS, RPI desires to sell to Purchaser, and Purchaser desires to purchase from RPI certain of the assets of RPI, including all of the assets employed or used in RPI's natural gas and propane engine business (the "NG Business"); and

            WHEREAS, the Parties intend to effect such acquisition upon the terms and conditions contained in this Agreement.

            NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements stated in this Agreement, the Parties agree as follows:

1. Sale of Assets. RPI agrees to sell, convey, transfer, assign, and deliver to Purchaser, and Purchaser agrees to purchase from RPI, all of its right, title and interest in the following assets (the "NG Business Assets"):

      1.1. The entire right, title and interest in and to RPI's rotary power natural gas and propane engine business, which includes the exclusive right to sell Mazda rotor engines modified for natural gas/propane service in North America (Mexico, USA and Canada) for all natural gas and propane applications, except passenger automobiles and minivan applications.

      1.2. All right, tit le, and interest in and to the Mazda Agreement dated April 1, 1997, by and between RPI and Mazda, a copy of which is attached to this Agreement as Exhibit A.

      1.3.    All of the assets of RPI listed on Exhibit B attached hereto.

      1.4. In addition to the assets listed on Exhibit B, all intangible assets and financial statements and information used or related to the operation of the NG Business, including but not limited to intellectual property, documents, papers, financial statements, books, advertising, show display materials used by RPI in conducting said

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              business, and all business records relating to the NG Business including property records, sales records, purchase orders, customer lists, catalogs and brochures.

      1.5. All right, title and interest in and to the Hussmann Agreement dated October 16, 1995, a copy of which is attached hereto as Exhibit C, including the transfer of all rights and technical development of the GRI/Hussmann Contract completed to date, subject to Hussmann's approval of such assignment.


2. Assets to be Sold Free of All Liabilities. The NG Business Assets shall be transferred, assigned and conveyed to Purchaser free and clear of all claims, liabilities, obligations, liens and encumbrances. Purchaser is not agreeing to assume or pay any accounts payable or other obligation or liability of RPI (except as specifically set forth in Section 3.2 of this Agreement), and Purchaser is not agreeing to assume or otherwise perform any contractual duty or obligation of RPI, except those specific duties and obligations to be performed under the Mazda Agreement and the Hussmann Agreement arising after the effective date of Purchaser's acceptance of the assignment of the Mazda Agreement and the Hussmann Agreement as provided for in this Agreement.


3. Purchase Price for NG Business Assets. The purchase price of the NG Business Assets shall be $360,265.00 to be paid as follows:

      3.1. $30,000 to be paid to RPI at the time of, and contingent upon, the full performance and satisfaction of the Closing Contingencies, as defined below.

      3.2. $21,017 to be paid by Purchaser to Mazda and applied against outstanding invoices (accounts payable balance) issued by Mazda to RPI for the purchase of four engines. This payment shall be made at the time of, and contingent upon, the full performance and satisfaction of the Closing Contingencies.

      3.3. $50,000 to be paid upon the assignment and transfer of all of the NG Business Assets to Purchaser (the date of such assignment and transfer is referred to in this Agreement as the "Closing" or "Closing Date").

      3.4. $217,000 to be credited to RPI at Closing by forgiveness and cancellation of an accounts payable balance due from RPI to PowerCold Corporation ("PowerCold") for the purchase of 60 engines by RPI. At Closing, PowerCold shall release its outstanding UCC filings and security interest in the 60 engines sold to RPI and any other assets of RPI.

      3.5.    $24,000 to be paid to RPI upon the sale by Purchaser of twelve
              (12) finished RPI 65 Series GRI completed engines, with $2,000 to be remitted by Purchaser to RPI within sixty (60) days following Purchaser's sale of, and delivery to the buyer of a sales invoice for, each engine, until the balance shall be paid in full. Any remaining unpaid balance due to RPI under this subparagraph 3.5 shall become due and payable in full on the later of December 31, 1998, or 180 days following the date of Closing.

      3.6. $18,248 to be paid to RPI upon the sale of sixty-four (64) Mazda 13B short block NG engines, with $285 to be remitted by Purchaser to RPI within sixty (60) days following

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            Purchaser's sale of, and delivery to the buyer of a sales invoice for, each engine, until the balance shall be paid in full.

4. Closing Contingencies. Closing and Purchaser's obligation to make certain of the payments representing a part of the purchase price for the NG Business Assets under Sections 3.1 and 3.2 of this Agreement are conditioned and contingent upon the following (the "Closing Contingencies"):

   4.1. Mazda's approval of the assignment of the existing Mazda Agreement to Purchaser, and the assignment thereof to Purchaser without any modification or condition except as approved by Purchaser in writing..

   4.2. Mazda's execution and delivery to Purchaser of a new agreement for natural gas and propane engines, in form and content acceptable to Purchaser in its sole discretion, and Purchaser's execution and acceptance of such new agreement.


   4.3. Mazda's execution and delivery to Purchaser of an agreement for the partial staged shipment of one hundred and twenty (120) engines currently in inventory at Mazda in Flat Rock, Michigan, in form and content acceptable to Purchaser in its sole discretion, and Purchaser's execution and acceptance of such agreement.

   4.4. Hussmann's approval of the assignment of the existing Hussmann Agreement dated October 16, 1995 between RPI and Hussmann Corporation, to Purchaser, and the assignment thereof to Purchaser, without any modification or condition except as approved by Purchaser in writing, and said assignment shall include the transfer to Purchaser of all rights and technical development of the GRI/Hussmann Contract completed to date.


 5. Representations and Warranties of RPI. RPI represents and warrants to Purchaser that at and as of the Closing Date:

   5.1. RPI is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power to own and operate its properties and to carry on its business as presently conducted;

   5.2. RPI has all requisite corporate power and authority to enter into, execute and deliver this Agreement, and has taken all necessary corporate action, including obtaining any required shareholder and/or lender approvals, to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

   5.3. RPI has the right to enter into this Agreement and perform all of its obligations in this Agreement without the consent or approval of any third parties;

   5.4. The NG Business Assets will be sold and transferred to Purchaser at Closing free and clear of all liens, claims and encumbrances of any nature whatsoever, and upon such sale and transfer, no creditor of RPI will have or retain any security or other interest in the NG Business Assets, or any of them, and no such creditor claim or interest will be chargeable or enforceable against any of the NG Business Assets;
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   5.5.     The NG Business Assets do not constitute all or substantially all of the assets of RPI;

   5.6. RPI and the NG Business Assets are not subject to any bankruptcy, insolvency or receivership proceedings of any nature whatsoever, and RPI is not insolvent;

   5.7. The transactions contemplated by this Agreement will not violate or result in a breach of or constitute a default under any provision of any agreement, charter, bylaw, order, judgment, decree, ordinance, or regulation to which RPI or its assets are subject or by which RPI is bound;

   5.8. RPI has good and marketable title to the NG Business Assets free and clear of all claims, liabilities, liens and encumbrances whatsoever, and has not entered into any contract, arrangement or agreement providing for the hypothecation, sale, transfer or other disposition of the NG Business Assets, except this Agreement;


   5.9. RPI is not in default in any material respect of its obligations under the Mazda Agreement or the Hussmann Agreement, except as set forth on Exhibit D attached hereto, and each of the NG Business Assets listed on Exhibit B attached hereto are in salable and merchantable condition without material defects or deficiencies, latent or otherwise, except as specifically disclosed on Exhibit B;

   5.10. There are no judgments, actions or proceedings in any court or before any federal, state or local administrative agency pending against RPI relating to or affecting this contemplated transaction or the NG Business Assets;

   5.11. The licensing, distribution and marketing of the 580 Series engines and the 40 Series engines by Purchaser pursuant to the Engine Distributor Agreement to be entered into between RPI and Purchaser has been duly and validly authorized by RPI, does not require the consent or approval of any third parties, is legally binding upon and valid and enforceable against RPI, and does not and will not infringe any rights of any person or entity; and

   5.12. Up to and including the Closing Date, RPI has paid or will pay before same shall become past due all amounts which have accrued or become payable under the Mazda Agreement and the Hussmann Agreement, except as specifically provided in this Agreement are to be paid by Purchaser, and RPI has paid and will pay any and all debts, obligations, fees and taxes which constitute, or if unpaid would constitute, a lien on all or any portion of the NG Business Assets. Purchaser's Representations and Warranties.

6. Purchaser represents and warrants to RPI that at and as of the Closing Date:

   6.1. Purchaser is a corporation duly organized and validly existing and in good standing under the laws of the State of Nevada with all requisite corporate power to own and operate its properties and to carry on its business as presently conducted;

   6.2. Purchaser has all requisite power and authority to enter into, execute and deliver this Agreement and has taken all necessary corporate action, including the obtaining of all

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            required Board of Director approvals (if any), to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

   6.3. The transactions contemplated by this Agreement will not violate or result in a breach of or constitute a default under any provision of any agreement, charter, bylaw, order, judgment, decree, ordinance, regulation or any other restriction to which Purchaser is subject or by which it is bound.

7. Survival of Representations and Warranties. The representations and warranties made herein shall be effective on and as of the date hereof and on and as of the Closing Date and shall survive the Closing Date.

8. Covenants.

   8.1. RPI's Pre-Closing Covenants. RPI covenants and agrees that up to and including the Closing Date:

   8.1.1. RPI will continue to perform its obligations under the Mazda Agreement and the Hussmann Agreement, and will use its best efforts to preserve the good will of its customers, suppliers, independent contractors and others having business relations with RPI;

   8.1.2. RPI will not enter into any material contracts or agreements outside of the ordinary course of business in connection with the NG Business;

   8.1.3. RPI will not take any action which would render any representation or warranty made herein materially untrue or incorrect as of such date;

   8.1.4. RPI will cooperate fully with Purchaser, assist Purchaser and act diligently and in good faith to cause all of the Closing Contingencies and conditions precedent to Closing under this Agreement to be satisfied and performed from and after the date of this Agreement through the Closing Date; and

   8.1.5. RPI will comply with any and all applicable bulk sales or similar laws, including the timely notification of creditors of RPI of the transactions contemplated by this Agreement, so that the NG Business Assets can and will be sold and transferred to Purchaser at Closing free and clear of all liens, claims and encumbrances, including but not limited to any claim on the part of any creditor of RPI that it may assert its claim against Purchaser or the NG Business Assets.

  8.2. Purchaser's Pre-Closing Covenant. Purchaser covenants and agrees that up to and including the Closing Date, Purchaser will not take any action which would render any representation or warranty made herein materially untrue or incorrect as of said date.

   8.3. RPI's Post-Closing Covenants. The parties acknowledge that the natural gas engine business of RPI is very competitive, and that to protect the interests of Purchaser, RPI has agreed to abide by and comply with the restrictive covenants in this Section 8.3. Accordingly, RPI hereby agrees that, as a material condition of Purchaser's obligations under this Agreement, and in consideration of this Agreement and the payment of the

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           Purchase Price and other consideration to RPI provided for herein,
           RPI from and after the Closing Date, and for a period of ten (10) years thereafter, will be subject to the following restrictive covenants:


   8.3.1. RPI will not divulge, use, furnish, disclose or make available to anyone other than Purchaser or its subsidiaries or affiliates, any Confidential Information. For purposes of this Agreement, "Confidential Information" shall mean any and all information, data and knowledge that (i) has been created, discovered, developed or otherwise become known to RPI, or in which property rights have been assigned or otherwise conveyed to RPI, which information, data or knowledge has commercial value in the NG Business. By way of illustration, but not limitation, Confidential Information includes trade secrets, business and customers links and relations, processes, formulas, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, strategies, forecasts, new products, unpublished financial statements or parts thereof, budgets, projections, licenses, prices, costs, and employee, customer and supplier lists or parts thereof, and any information relating to the legal or business affairs of RPI or any affiliate thereof.

   8.3.2. RPI agrees that it shall not make or retain a copy of, nor make or cause to be made any notes of, any document or recording incorporating any trade secret or Confidential Information belonging to or relating to RPI's NG Business, or any of the intellectual property or other documents comprising part of the NG Business Assets being sold and transferred to Purchaser under this Agreement. RPI will not take or possess, or deliver to any other person or entity, any of the foregoing or any reproduction of any of the foregoing.


   8.3.3. RPI shall not itself, or by through any parent, subsidiary or affiliate (or in any other relationship or capacity), directly or indirectly, conduct or engage in the NG Business, and shall not, directly or indirectly, market, promote, distribute, or sell any natural gas engines, natural gas engine parts or spare parts, or enter into any contract, agreement or arrangement to do any of the foregoing, in the United States, Canada and Mexico.

   8.3.4. RPI shall not itself, or by through any parent, subsidiary or affiliate (or in any other relationship or capacity), directly or indirectly (i) solicit or induce, or in any manner attempt to solicit or induce any person employed by, or acting as an agent of Purchaser or any affiliate of Purchaser to leave the employment or engagement by Purchaser or any affiliate, or to join another enterprise or company as an employee or agent; or (ii) divert, or attempt to divert any person, concern, or entity which is furnished services by Purchaser or any such affiliate or furnishes services for or to Purchaser or any such affiliate from doing business with Purchaser or any such affiliate; or (iii) induce or attempt to induce any customer or supplier of Purchaser or any affiliate to cease being a customer or supplier of Purchaser or any affiliate.

   8.3.5. If RPI commits a breach of any of the provisions of this Section 8.3, Purchaser shall have the right and remedy to have the provisions of this Agreement specifically enforced by way of preliminary and/or permanent injunction by any court having jurisdiction, it being acknowledged and agreed by RPI and Purchaser

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           that any such breach will cause irreparable injury to Purchaser and that money damages will not provide an adequate remedy to Purchaser. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to Purchaser under law or in equity.

   8.3.6. If any of the covenants or provisions contained in this Section 8.3, or any subsection or part thereof, is hereafter construed to be invalid or unenforceable in any respect, the same shall not affect the remainder of the covenant, covenants or provisions which shall be given the maximum effect possible without regard to the invalid portions and the remainder shall then be fully enforceable.

  8.3.7. If any of the covenants contained in this Sections 8.3, or any subsection or part thereof, is held to be unenforceable because of the duration of such provision or the geographical or product/business area covered thereby, the parties agree that such provisions shall be reformed and construed to reduce the duration and/or area of such provision to the extent necessary for enforceability and, in its reduced form, said provision shall then be fully enforceable.

   8.3.8. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in this Section 8.3, upon the courts of the Commonwealth of Pennsylvania (and the federal courts resident in such State).

   8.3.9. The covenants and provisions of this Article 8 shall survive Closing under this Agreement. Conditions Precedent to Closing.

9.0 Conditions Precedent to Closing.

  9.1. Conditions to Purchaser's Obligations. The obligations of Purchaser under this Agreement, including but not limited to Purchaser's obligations to make the payments required under Sections 3.3, 3.4,
           3.5 and 3.6 of this Agreement, are conditioned and contingent upon the satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived by Purchaser in its sole discretion, but no such waiver shall be effective unless delivered in writing to RPI by Purchaser:

  9.1.1. RPI shall have performed all obligations and agreements and complied with all covenants contained in this Agreement to be performed andcomplied with by it at or prior to the Closing Date;

  9.1.2. The representations and warranties of RPI herein contained shall be true and correct in all material respects on and as of the date of this Agreement and the Closing Date with the same force and effect as though made on and as of such date, except as affected by the transactions contemplated hereby;

  9.1.3. RPI shall have executed and delivered to Purchaser that certain master Engine Distributor Agreement ("Engine Distributor Agreement") for distribution of the 580 Series NG engines in the form attached hereto as Exhibit E;

  9.1.4. RPI shall have executed and delivered to Purchaser a master Engine Distributor Agreement for the 40 Series NG engines, in form and content
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           satisfactory to Purchaser, or have amended the Engine Distributor
           Agreement to cover the distribution of the 40 Series NG engines by an amendment in form and content satisfactory to Purchaser;

  9.1.5. All of the Closing Contingencies shall have occurred or been fully satisfied, performed and completed to Purchaser's satisfaction; and 9.1.6. RPI shall have delivered to Purchaser an opinion of counsel in form and content reasonably acceptable to Purchaser.

  9.2. Conditions to RPI's Obligation. The obligations of RPI under this Agreement are conditioned and contingent upon the satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived by RPI in its sole discretion, but no such waiver shall be effective unless delivered in writing to Purchaser by RPI:

  9.2.1. Purchaser shall have performed all obligations and agreements contained in this Agreement to be performed by it prior to the Closing Date; and

  9.2.2. The representations and warranties of Purchaser herein contained shall be true and correct in all material respects on and as of the date of this Agreement and the Closing Date with the same force and effect as though made on and as of such date, except as affected by transactions contemplated hereby.

10. Closing Date and Closing Procedure.

  10.1. Closing. Closing will occur on or before thirty (30) days following the satisfaction and performance of the Closing Contingencies. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby at Closing shall be performed through the execution and exchange of executed counterpart documents and the delivery of funds and other documents either at Purchaser's counsel's office in Philadelphia, Pennsylvania, or, with Purchaser's consent, via Federal Express or other courier services. The Closing Date shall occur no later than _________, 1998, unless otherwise agreed in writing by Purchaser and RPI.

   10.2. RPI's Deliveries at Closing. At the Closing, RPI shall deliver or cause to be delivered to Purchaser (or any other person or entity designated by Purchaser) any and all bills of sale, certificates, assignments or other documents of transfer as shall be necessary or appropriate, in the opinion of Purchaser's counsel, to vest in Purchaser or its designee good and marketable title to the NG Business Assets. Such documents shall be provided by Purchaser to RPI at or prior to the Closing for RPI's execution, and may be signed and held in escrow by RPI's or Purchaser's counsel for delivery at the Closing. As soon as practicable, but in no event less than five (5) days before the scheduled Closing Date, RPI shall deliver all of the assets listed on Exhibit B and all documents in the possession or control of RPI relating to the conduct of the NG Business, including but not limited to all financial statements, books, advertising, show display materials and business records to such place or places specified by Purchaser.

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   10.3.   Sales Taxes. Purchaser shall pay all sales, use, transfer and documentary taxes, if any, payable in connection with the sale, transfer, assignment and delivery of the NG Business Assets to Purchaser hereunder.

   10.4. RPI to Settle Production Parts Accounts Payable Obligation. Purchaser shall be entitled to be paid on or before the Closing Date all amounts owed to Purchaser on book account, including but not limited to the currently due account payable to Purchaser in the amount of Seventeen Thousand Nine Hundred Seventy-seven Dollars ($17,977).

   10.5. RPI to Use Closing Proceeds to Pay Other Creditor Obligations. RPI shall provide to Purchaser, five (5) days prior to the scheduled Closing Date and again at Closing, a true, correct and up to date list of all accounts payable and other amounts owed to all creditors of RPI. RPI agrees that all amounts to be paid to RPI at Closing by Purchaser for the NG Business Assets shall be allocated equitably among and paid to all such listed creditors out of the Closing net proceeds of the transaction contemplated by this Agreement. In the event that any such creditor claims are disputed, RPI shall so notify Purchaser of such dispute, and the Closing net proceeds that would have been allocated and paid to the holders of such disputed claims shall be placed in escrow and not distributed or released until such disputed claims are finally settled or resolved.

11. Additional Rights and Obligations.

   11.1. Additional Documentation. Subsequent to Closing, RPI will execute and deliver from time to time at the request of Purchaser all such further instruments of transfer and assignment, as may be necessary in order to vest and confirm in Purchaser title to and the right to use and enjoy the NG Business Assets hereby agreed to be transferred and assigned to Purchaser. Purchaser agrees to execute and deliver from time to time at the request of RPI all such instruments necessary to effectuate its undertakings hereunder. RPI shall deliver to Purchaser copies of any and all documents, books, records, papers, plans, drawings, specifications, patents, licenses, contracts and other materials as may be necessary or appropriate for Purchaser to fully market, promote, develop, operate, utilize, maintain, repair, and service the NG Business Assets acquired under this Agreement.

   11.2. S580 Natural Gas Engine Development Plan. RPI has agreed to undertake certain research and development to lower the production cost of the Series 580 natural gas engine, which is intended to allow Purchaser to distribute, market and sell such engines as a master distributor under the Engine Distributor Agreement. Purchaser has agreed to pay to RPI the sum of $25,000 in installments for the purpose of conducting such research and development, to be paid upon achievement or performance of certain development milestones as set forth in Exhibit F attached hereto. RPI shall undertake and perform the research and development in accordance with Exhibit F, and Purchaser shall contribute said installments aggregating $25,000, as provided for in Exhibit F.

   11.3. RPI to Assist Purchaser. RPI shall, without charge to Purchaser, make its key natural gas engineer, John Mack, available to Purchaser for not less than four (4) hours per week (engineering time) with regard to the 65 Series NG engine. In addition, RPI shall, without charge to Purchaser, make its personnel available to Purchaser to provide

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           assistance, training and instruction of Purchaser's personnel with regard to all aspects of the marketing, sale, operation, maintenance, repair and servicing of the natural gas engines being acquired as part of the NG Business or being sold by Purchaser under the Engine Distributor Agreement. If RPI's personnel are required to travel off-site to provide any services for Purchaser (other than warranty work), Purchaser will reimburse RPI for all reasonable expenses incurred by RPI personnel for travel, meals and lodging.

   11.4. Exclusive Right to Distribute RPI Series 580 Natural Gas Engine. RPI grants Purchaser the exclusive right to distribute, market and sell (and in certain circumstances manufacture under license) the Series 580 natural gas/propane engine in the territory defined in the Engine Distributor Agreement for stationary industrial/commercial applications and oil and gas field applications, except for air compression applications where air compression is not the primary load. The distribution terms and conditions are set forth in the Engine Distributor Agreement attached to this Agreement as Exhibit E.


   11.5. Exclusive Right to Distribute RPI Series 40 Natural Gas Engine. RPI grants Purchaser the exclusive right to distribute, market and sell (and in certain circumstances manufacture under license) the Series 40 natural gas/propane engine in the territory defined in the Engine Distributor Agreement for stationary industrial/commercial applications and oil and gas field applications, except for air compression applications where air compression is not the primary load. The Series 40 NG engines are not currently in production by RPI. The distribution terms and conditions are set forth in Exhibit G attached to this Agreement. Upon request of Purchaser, RPI will enter into an amendment of the Engine Distributor Agreement, or a separate master engine distribution agreement with Purchaser, for the distribution and/or manufacture of the Series 40 NG engines.

   11.6. PowerCold Interest in Transaction. RPI acknowledges that Purchaser will be a subsidiary of PowerCold on or before the Closing Date, and that PowerCold has participated in the negotiation of this Agreement. RPI and its Board of Directors have independently evaluated the terms and conditions of this Agreement, and its Board of Directors has approved this Agreement as being in the best interests of RPI and further as being on terms and conditions that are fair and as favorable to RPI as could be obtained from any independent third party purchaser. RPI further acknowledges and agrees that the terms and conditions of this Agreement were the product of extensive negotiations between representatives of RPI and the Purchaser, and that such negotiations were conducted on an arms length basis.

   11.7. Release. Because of certain disputes and commercial dealings between RPI and PowerCold preceding the date of this Agreement, the parties intend that upon entering this Agreement, and as additional consideration for Purchaser entering into this Agreement, RPI shall release Purchaser and PowerCold from any and all claims and liabilities of any nature whatsoever that may have existed prior to the date of this Agreement. Accordingly, RPI, in consideration of Purchaser entering into this Agreement, and other good and valuable consideration, does hereby remise, release and forever discharge Purchaser, PowerCold, and all of their respective officers, directors, principals, affiliates, employees, agents and shareholders (the "Released Parties"), and their respective successors and assigns, of and from any and all claims, counterclaims, demands, actions, causes of action, suits, debts, dues, accounts, awards, bonds, covenants, contracts, agreements, judgments, losses, damages, expenses or liabilities, of any nature whatsoever (together, the "Claims"), whether at law or in equity, which against the Released Parties, RPI, or its successors and assigns, or any of them, now has or hereafter can or may have, for or by reason of or relating in any way to any cause, matter or thing whatsoever, known or unknown, relating in any way to the business of RPI, or any property or assets owned by RPI, or any business dealings or agreements by and between or among RPI and any one or more of the Released Parties, or any stock ownership interest held in RPI by any of the Released Parties, through and including the date of this Agreement. Notwithstanding anything to the contrary herein, this Release is not intended to release, and shall have no effect upon, the obligations of RPI and Purchaser set forth in this Agreement. RPI covenants that it has not and will not commence or bring any legal or other proceedings of any nature whatsoever against the Released Parties or any of them to recover for or enforce any Claim or Claims, or seek any remedy or relief with respect thereto. The provisions of this Section 11.6 shall survive termination of, or Closing under, this Agreement.

12.Indemnification.

   12.1. RPI Indemnity. RPI hereby agrees that it shall and shall be liable to indemnify, defend and hold harmless Purchaser from and against any and all claims, demands, liens, encumbrances, liabilities, losses, damages, costs and expenses, including reasonable attorneys' fees and costs, asserted against or incurred by Purchaser in connection with (i) any breach of any representation or warranty, or failure to perform its obligations, under this Agreement, or (ii) any actual or alleged breach of contract or negligent or wrongful act or omission by RPI before the Closing Date regarding the NG Business and/or the NG Business Assets, including but not limited to a breach of any express or implied warranties given by RPI to any customers, and this indemnity paragraph shall survive the Closing for a period of five (5) years thereafter.

   12.2. Purchaser's Indemnity. Purchaser hereby agrees that it shall and shall be liable to indemnify, defend and hold harmless RPI from and against any and all claims, demands, liens, encumbrances, liabilities, losses, damages, costs and expenses, including reasonable attorneys' fees and costs, asserted against or incurred by RPI in connection with (i) any breach of any representation or warranty, or failure to perform its obligations, under this Agreement, or (ii) any liability of RPI to Mazda or Hussmann arising, in whole or in part, from the failure of Purchaser to perform, after the Closing Date, any duty or obligation assumed by Purchaser as assignee of RPI's interest in the Mazda Agreement or the Hussmann Agreement, and this indemnity paragraph shall survive the Closing for a period of five (5) years thereafter.

   12.3. Indemnification Procedure. The party seeking indemnification hereunder (the "Indemnitee") shall give the party obligated to provide indemnification (the "Indemnitor") prompt written notice of any claims which may give rise to liability for indemnification hereunder. The Indemnitor shall have the right to control the defense or settlement of any such claim and the defense of any action or proceeding shall be at the sole cost and expense of the Indemnitor. Should the Indemnitor fail to defend any such action within a reasonable period of time following receipt of such notice, then, in addition to any other remedies, the Indemnitee may settle
           (provided that no settlement shall be accepted by the Indemnitee unless ten (10) days prior written notice of the terms thereof and the right to reject the same, and instead, to undertake such defense shall have been given to the Indemnitor) or defend such action or proceeding through legal counsel of the Indemnitee's own choosing and the amount of such settlement, demand, or any judgment or decree and all of the costs and expenses of the Indemnitee including Indemnitee's reasonable legal fees and costs, with respect thereto, shall be damages hereunder.

  12.4. Survival. The provisions of this Section 12 shall survive termination of, or Closing under, this Agreement.

13. Default. Neither party hereunder shall exercise any right or remedy under this Agreement for a breach or default of any term or provision of this Agreement unless such party has first given notice of default to the other in accordance with the notice provisions of this Agreement, and (i) such breach or default is not cured or corrected within thirty (30) days after receipt of such notice, or (ii) in the case of any non-monetary default, action is not commenced to cure or correct such breach or default within such thirty (30) day period and diligently pursued until such cure or correction is completed.

14. Miscellaneous.

   14.1. Expenses. Each party hereto shall pay its own expenses of the transactions contemplated hereby and, in the event this Agreement is not consummated for any reason, each of the parties shall pay its own costs and expenses incident hereto, including, without limitation, the fees and expenses of its respective counsel and accountants.

   14.2. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been given when delivered in person or by overnight air courier or when postmarked, if mailed by registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

            If to RPI:

            Ken Brody, President
            ROTARY POWER
              INTERNATIONAL, INC.
            One Passaic Street
            Wood-Ridge, NJ  07075

            Copy to:

            If to Purchaser:

            Jack Kazmar, President
            ROTARY POWER
              ENTERPRISES, INC.
            46 Passaic Street
            Wood-Ridge, NJ  07075

            Copy to:

            Stephen M. Foxman
            Connolly Epstein Chicco
               Foxman Oxholm & Ewing
            1515 Market Street - 9th Flr.
            Philadelphia, PA 19102

                and

            Frank Simola, President
            PowerCold Corporation
            9408 Meadowbrook Avenue
            Philadelphia, PA 19118


            or such other address as may be specified by the parties hereto pursuant to notice given to the other party in accordance with the provisions of this Section.

   14.3. Entire Agreement. The exhibits attached to this Agreement are incorporated into this Agreement. This Agreement and the exhibits, schedules and documents delivered pursuant hereto, and the Engine Distributor Agreement to be entered into between the Parties at Closing, constitute the entire agreement between the parties, supplanting in their entirety all previous agreements, memoranda, oral representations and other understandings between or among the parties, their principals, agents, or employees, and shall not be construed against or for any party on account of such party having drafted or not drafted this Agreement or any portion thereof.

   14.4. Amendment and Modification. No term or provision of this Agreement may be amended or modified in any respect except in writing signed by the parties to this Agreement.

   14.5. Successors and Assigns. Unless otherwise stated herein, each and every representation, warranty, covenant, agreement, indemnification and provision of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.


   14.6. Governing Law. This Agreement shall be interpreted and governed in accordance with the laws of the Commonwealth of Pennsylvania.

   14.7. Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement.

   14.8. Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of the balance of this Agreement.

   14.9. Costs and Fees. In the event that any of the parties hereto institutes any action, suit or proceeding to enforce the provisions of this Agreement, or for breach thereof, or to declare the rights of the parties with respect thereto, the non-prevailing party agrees to pay the prevailing party's reasonable costs and expenses, including reasonable attorney's fees and costs incurred in the furtherance of such action, suit or proceeding.

   14.10. Neither Party Agent of the Other. Neither party to this Agreement shall be the agent of the other, and neither party shall have the right to bind the other to any agreement or obligation unless such other party shall agree in writing to be so bound.

   14.11. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

   14.12. No Assignment. Neither party shall have the right to assign this Agreement or any rights hereunder without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed, except that Purchaser shall have the right without RPI's consent to assign this Agreement to any entity controlled, directly or indirectly, by PowerCold.

   14.13. Limitation of Liability. Neither party shall be liable for any incidental, indirect, special, or consequential damages, or loss of revenue or profit, even if it is has been advised of the possibility of such damage.

   14.14. Confidentiality and Non-Disclosure. All information concerning the terms and business transactions contemplated in this Agreement shall for all purposes be regarded as strictly confidential and may not be disclosed except to the Parties, their respective attorneys, accountants and other professional advisers. Nothing herein shall prevent disclosure as may be required pursuant to any legal requirements or the order of any court, or as may be required to satisfy any Closing Contingencies or conditions precedent to Closing hereunder. The provisions of this section shall be effective for a period of one (1) year following the earlier of Closing or the termination of this Agreement for any reason whatsoever.


15.Arbitration. In the event of any controversy, dispute or claim arising out of or related to this Agreement, the parties shall negotiate in good faith in an attempt to reach a mutually acceptable settlement of such dispute. If negotiations in good faith do not result in a settlement of any such controversy, dispute or claim, it shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except to the extent deemed modified by the following:

   15.1. The expenses of the arbitration shall be borne equally by each party; and each party shall bear its own legal fees and expenses, except that a party shall be awarded its reasonable attorney's fees and expenses if an award is rendered by the Arbitrator in its favor.

   15.2. The Arbitrator shall determine whether and to what extent any party shall be entitled to damages under this Agreement. No party shall be entitled to punitive damages, and each party waives all such rights, if any.

   15.3. Each party shall prepare a submission and proposed finding with such affidavits, memoranda of law, exhibits and other documents as are appropriate to support the position taken by such party. The Arbitrator shall take such evidence in the hearing or request further submissions that the Arbitrator believes would be necessary to evaluate the submission or the credibility of the evidence, provided that the Arbitrator will use reasonable efforts to avoid a general hearing. The Arbitrator shall select one or the other or the proposed findings as the final determination of the matter in controversy. The Arbitrator shall not have the power to add nor modify any of the terms or conditions of the proposed findings or this Agreement.

   15.4. The Arbitrator's written decision shall be rendered within 60 days of the submission by both parties, or if the Arbitrator determines to hold a hearing, then within 60 days of the hearing. The decision reached by the Arbitrator shall be final and binding upon the parties as to the matter in dispute. To the extent that the relief or remedy granted by the Arbitrator is relief or a remedy on which a court could enter a judgment, a judgment upon the award rendered by the Arbitrator shall be entered in any court of competent jurisdiction (unless in the case of an award of damages, the full amount of the award is paid within 10 days of its determination by the Arbitrator). Otherwise, the award shall be binding on the parties in connection with their continuing performance of this Agreement and in any subsequent arbitration or judicial proceedings between the parties.

   15.5.    The arbitration shall take place in Philadelphia, Pennsylvania.


   15.6. The arbitration proceeding and all filings, testimony, documents and information relating to or presented during the arbitration proceeding shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose and shall be deemed to be confidential.

   15.7. Except as otherwise provided herein, the parties shall continue performing their respective obligations under this Agreement notwithstanding the existence of a dispute while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

   15.8. Discovery shall be permitted pursuant to the Pennsylvania Rules of Civil Procedure. The parties may obtain information including depositions, interrogatories, production of documents, exchange of summaries of testimony or exchange of statements of position, and the Arbitrator shall limit such disclosure to avoid unnecessary burden to the parties and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the dispute. At any oral hearing of evidence in connection with an arbitration proceeding, each party and its counsel shall have the right to examine its witnesses and to cross-examine the witnesses of the other party who testify at the hearing.

   15.9. Notwithstanding the dispute resolution procedures contained in this Section, either party may apply to any court having jurisdiction (i) to enforce the Agreement to arbitrate, (ii) to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the dispute is otherwise resolved, or (iii) to challenge or vacate any final judgment, award or decision of the Arbitrator that does not comport with the express provisions of the Section.

            IN WITNESS WHEREOF, the parties have signed this Agreement by their officers thereunto duly authorized, as of the day and date set forth above.



                                             ROTARY POWER INTERNATIONAL, INC.


                                             By:
                                                -------------------------------
                                                 Ken Brody, President


                                             ROTARY POWER ENTERPRISE, INC.


                                             By:
                                                -------------------------------
                                                 Jack Kazmar, President

                                    EXHIBIT A

                                 Mazda Agreement

                                    EXHIBIT B

                        MAZDA Engines and Parts Inventory


                      NATURAL GAS ENGINE INVENTORY SUMMARY

    (12) RPI 65 Series GRI completed engines

    (01) RPI 65 Series Show model engine

    (44) Mazda 13B Short Blocks in sealed cartons

    (10) Mazda 13B Short Blocks in opened cartons

    (04) Mazda 13B Short Blocks work in process

    (02) Mazda 13B Short Blocks test in process

    (All) Natural gas production parts located in Natural Gas production storage cage currently valued at $33,188 per RPI September 23, 1997 inventory list

    (All) Spare parts inventory

    (03) Damaged Mazda Short Blocks in opened cartons


                        PRODUCTION TOOLS

    Tooling i.e. - Exhaust manifold, intake adapter, intake collector, "S" Tube,

                oil filter bracket, etc.

    Pallet Racks dependent on availability

    Five (5) Engine Assembly Stands

    Parts Shelves and Fencing

    Engine Timing Tool

    Belt Tension Testers

    Mazda Compression Tester to be located

    Timing Light

    Torque Wrench to be located

    One (1) Vidmar Cabinet with production hardware

    Office Equipment for (4) Office Suits

                   MAZDA Engines and Parts Inventory- (con't)



                              INTELLECTUAL PROPERTY


N.G. Engineering Drawings

N.G. Bills of Materials

N.G. Vendor Lists

N.G. Copies of Vendors Purchase Orders

N.G. Engineering Samples and Components

N.G. Manufacturing Assembly Instructions

N.G. Manufacturing Test Instructions

N.G. All Previous Engines Test Reports

N.G. GRI Test Reports

                                    EXHIBIT C

                               Hussmann Agreement

                                    EXHIBIT D

                 Defaults Under Mazda and/or Hussmann Agreements

                                    EXHIBIT E

                          Engine Distributor Agreement

                                    EXHIBIT F

                        S580 Natural Gas Development Plan

RPI shall undertake and perform the following development plan for Natural Gas
Engines:

Est. Date   Item   Description
-------------------------------------------------------------------------------------------------------------------------------
5/15/98     1.a.  Locate parts in house for Mk 0 NGRE engine; intake manifolds, rotor castings, housings, etc. for 1st engine
-------------------------------------------------------------------------------------------------------------------------------
5/30/98     1.b.  Identify sources and suppliers of Mk 0 NGRE parts for 2nd engine
-------------------------------------------------------------------------------------------------------------------------------
5/30/98     1.c.  Define production schedule for completion of 2 Mk 0 NGRE engines
-------------------------------------------------------------------------------------------------------------------------------
            2.a.  Complete 1st engine
-------------------------------------------------------------------------------------------------------------------------------
            2.b.  Complete 2nd engine
-------------------------------------------------------------------------------------------------------------------------------
7/1/98      3.a.  Install 1st engine on NGRE test stand
-------------------------------------------------------------------------------------------------------------------------------
            3.b.  Run tip seal design alternatives: gopalite vs ceramic, unitary ceramic vs 3 pc ceramic
-------------------------------------------------------------------------------------------------------------------------------
            3.c.  Refine and tune carburation and ignition parameters
-------------------------------------------------------------------------------------------------------------------------------
            3.d.  Test 2nd engine on test stand
-------------------------------------------------------------------------------------------------------------------------------
            4.a.  Tear down 1st engine and inspect for end housing wear
-------------------------------------------------------------------------------------------------------------------------------
            4.b.  Tear down 2nd engine and inspect for end housing wear, if necessary
-------------------------------------------------------------------------------------------------------------------------------
9/30/98     4.c.  Reassemble both engines, run final tests
-------------------------------------------------------------------------------------------------------------------------------


Purchaser will contribute $25,000 toward this test program on a milestone basis as follows:

Item        Payment
----------------------------------
1.c.        $10,000
----------------------------------
2.b.        $5,000
----------------------------------
3.d.        $5,000
----------------------------------
4.c.        $5,000
----------------------------------


RPI will undertake a Value Improvement Program (VIP) to reduce the cost of the S580 NGRE rotors from $20,000 to $7,500 (a target cost, not a contractual obligation). Purchaser will contribute $25,000 toward this VIP on a milestone basis to be defined.

                                    EXHIBIT G

             Master Distributor Agreement for Series 40 NGRE Engines

1. RPI is not in production with the Series 40 engine and has not currently defined a plan for the production of this engine.

2. If RPI does define a plan for the production of Series 40 NGRE engines, and such plan calls for outside production of these engines by an unrelated third party, then RPI will offer Purchaser the opportunity to manufacture these engines under the same terms and conditions as the first party, on a first right of refusal basis. Since engine manufacture is a capital-intensive business, Purchaser will have to demonstrate sufficient financial strength to fund economic build quantities and to provide a satisfactory build plan for these engines. Purchaser will also have to accept the rights of failure to meet acceptable manufacturing volumes and pricing requirements as defined in the Engine Distributor Agreement for S580 NGRE engines, and accept the necessary computer systems and quality control standards allowing integration into the planned RPI systems and according to RPI's quality and warranty standards.

3. Purchaser will have 90 days to respond to the proposal, after which the first right of refusal will expire and the contract will go to the first party.

4. If RPI produces, either in house or through third parties, the Series 40 NGRE engine, then RPI will negotiate with Purchaser, in good faith, a Master Distributor Agreement for Series 40 NGRE engines for those markets and territories served by Purchaser under any existing Series 580 NGRE distribution agreement in good standing.